EXHIBIT 99.1


                        FACTORY CARD & PARTY OUTLET LOGO
                        --------------------------------
                         WE MAKE EVERY OCCASSION SPECIAL

Contact:      James D. Constantine
              Chief Financial Officer
              (630) 579-2000
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                  FACTORY CARD OUTLET ANNOUNCES DEVELOPMENTS IN
                  ---------------------------------------------
             BANKRUPTCY COURT PROCEEDING AND SECOND QUARTER RESULTS
             ------------------------------------------------------


NAPERVILLE, IL, OCTOBER 11, 2000 - Factory Card Outlet Corp. (FCPYQ) announced today that the Company and the Creditors' Committee appointed in its Chapter 11 case have entered into a non-binding letter of intent with FCO Acquisition Corp. (FCOAC) regarding a potential transaction which would provide the Company with funding to enable it to emerge from Chapter 11. The letter of intent is subject to, among other things, the completion of due diligence, the execution of definitive documentation, and confirmation of a plan of reorganization that would have to be voted upon by creditors. The letter of intent outlines the general terms of a transaction and plan of reorganization in which FCOAC would invest $8 to $12 million in equity and subordinated debt. FCOAC would receive notes and at least 85% of the common stock of the Company upon its emergence from Chapter 11. General unsecured creditors, whose claims are estimated to approximate $43 million, would receive a total cash distribution approximating $6 million and notes in the aggregate amount of $10 million. Both the cash distribution and the note would be subject to downward adjustment under certain circumstances. Because the proposal would not result in creditors recovering the full amount of their claims, the letter of intent does not contemplate holders of the Company's outstanding common stock receiving any distribution. Consequently the existing stock would be cancelled.

The letter of intent provides for FCOAC to receive an expense reimbursement of up to $750 thousand and a break up fee of $500 thousand under certain circumstances, including in the event that the Company decides to pursue an alternative transaction or course of action. The letter of intent is subject to approval by the United States Bankruptcy Court for the District of Delaware, where the Company's Chapter 11 case is pending.

The Company also announced that Saunders Karp & Megrue ("SKM"), which had entered into a letter of intent with the Company and the Creditors' Committee in June 2000, terminated its letter of intent. SKM indicated in its notice to the

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

Company that its termination of the letter of intent should not be deemed as an indication that SKM has lost interest in pursuing a possible transaction.

"The Company has turned the corner, is exceeding expectations and is well positioned and ready to emerge from bankruptcy," said Chairman, Chief Executive Officer and President, William E. Freeman. "Although the proposal outlined in the FCOAC letter of intent contemplates a higher recovery to creditors than was contemplated under the SKM letter of intent, the Company will solicit and examine alternative proposals," he added. The Company has retained The Avalon Group, Ltd. as its investment bankers and Conway, Del Genio, Gries & Co., LLC as its financial advisors. Both firms are located in New York.


FACTORY CARD OUTLET PRESS RELEASE/OCTOBER 11, 2000/PAGE TWO


The Company also reported second quarter 2000 net income of $303 thousand or $.04 per share, compared with a net loss in the second quarter of 1999 of $1.8 million, or $.23 per share. The second quarter 2000 income before reorganization costs associated with the Chapter 11 case was $1.7 million compared with an income of $249 thousand a year ago.

Net sales for the second quarter of 2000 increased 13.8 percent to $59.4 million, compared with $52.2 million for the same period a year ago. "We continued the positive sales momentum with strong sales in our greeting card, party, gift and seasonal businesses," said Freeman.

The Company reported a first half 2000 net loss of $2.4 million or $.32 per share, compared with a net loss in the first half of 1999 of $17.8 million, or $2.38 per share. The 2000 first half income before reorganization costs associated with the Chapter 11 case and extraordinary loss was $939 thousand, compared with a loss of $2.0 million a year ago.

Net sales for the first half of 2000 were $113.9 million compared with $104.8 million for the same period a year ago. Comparable store sales for the first half increased 12.8 percent over a year ago after adjusting for closed stores in the first quarter of 1999. Turning to the outlook, Freeman said, "As we approach the fall and holiday seasons we are confident our merchandising assortment, in stock position and vendor support will allow the company to achieve solid financial performance."

Factory Card Outlet operates 177 company owned retail stores, in 20 states, offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. On March 23, 1999, the company filed a petition for reorganization under Chapter 11 of Title 11 of the United States Code and is currently operating as a debtor in possession.



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

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. All forward-looking statements relating to aspects of any plan of reorganization that may be submitted in connection with the Chapter 11 case are dependent upon, among other things, further improvements in the Company's store level operating performance, the proposal of an acceptable reorganization plan and the confirmation of such plan by the bankruptcy court.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including without limitation, the impact of the Chapter 11 case; the ability to meet sales plans; weather and economic conditions; dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.





                           [FINANCIAL TABLE TO FOLLOW]



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                            FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                      Consolidated Statements of Operations
              (Dollar amounts in thousands, except per share data)

                                                    Three fiscal months ended        Six fiscal months ended
                                                ---------------------------------- ----------------------------------
                                                     July 29,          July 31,         July 29,          July 31,
                                                       2000              1999             2000              1999
                                                ---------------- ----------------- ----------------  ----------------
                                                           (Unaudited)                         (Unaudited)
Net sales                                       $        59,426  $         52,234  $       113,868   $       104,767
Cost of sales                                            30,611            26,421           59,573            54,541
                                                ---------------- ----------------- ----------------  ----------------
   Gross profit                                          28,815            25,813           54,295            50,226
Selling, general and administrative expenses             26,392            24,982           51,751            50,750
Interest expense                                            757               582            1,605             1,476
                                                ---------------- ----------------- ----------------  ----------------

   Income (loss) before reorganization
         items, income taxes and extraordinary
         loss                                             1,666               249              939           (2,000)
Reorganization items, net                                 1,363             2,009            3,374            14,556
                                                ---------------- ----------------- ----------------  ----------------
   Income (loss) before income taxes and
         extraordinary loss                                 303           (1,760)          (2,435)          (16,556)
Income taxes                                                  -                 -                -                 -
                                                ---------------- ----------------- ----------------  ----------------
   Income (loss) before extraordinary loss                  303           (1,760)          (2,435)          (16,556)
Extraordinary loss on early retirement of debt
                                                              -                 -                -             1,292
                                                ---------------- ----------------- ----------------  ----------------
   Net income (loss)                            $           303  $        (1,760)  $       (2,435)   $      (17,848)
                                                ================ ================= ================  ================


Income (loss) per share - basic and diluted
  Before extraordinary loss                     $          0.04   $        (0.23)           (0.32)   $        (2.21)
                                                                                   $
  Extraordinary loss                                          -                 -                -            (0.17)
                                                ---------------- ----------------- ----------------  ----------------
Net income (loss) per share - basic & diluted   $          0.04   $        (0.23)  $        (0.32)   $        (2.38)
                                                ================ ================= ================  ================

Weighted average shares outstanding -
   Basic/diluted                                      7,503,098         7,503,098        7,503,098         7,503,098
                                                ================ ================= ================  ================

EBITDAR (1)                                     $         4,219  $          2,695  $         6,244   $         3,220
                                                ================ ================= ================  ================

(1) Earnings before interest, taxes, depreciation and amortization, reorganization items and extraordinary loss.


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